EXHIBIT 10.41

AMENDMENT NO. 1
TO THE
PENSION PLAN FOR EMPLOYEES OF
SM ENERGY COMPANY

WHEREAS, SM Energy Company (the “Company”) maintains the Pension Plan for Employees of SM Energy Company (the “Plan”) for the benefit of certain of its employees; and
WHEREAS, the Plan has been amended from time to time and was most recently amended and restated in its entirety, effective January 1, 2010; and
WHEREAS, the Board of Directors of the Company has authorized the Administrative Committee of the Plan to make certain amendments to the Plan; and
WHEREAS, the Administrative Committee of the Plan desires to amend the Plan at this time to provide for lump sum distributions to certain highly compensated individuals if adequate and appropriate security for repayment to the Plan is provided in a form satisfactory to the Plan Administrator and trustee of the Plan.
NOW, THEREFORE, effective as of January 1, 2011, the Plan is amended as hereinafter set forth:
Section 10.3 of the Plan is hereby amended by adding the following new Subsection (d) at the end thereof:
“(d)    Any payments in excess of the limit described in Subsection (b) hereof, and that would be payable but for such limit, shall constitute the “Restricted Amount.” Notwithstanding Subsections (a) and (b) of this Section, payments to any Participant may include the Restricted Amount, provided that the Plan receives adequate security to guarantee repayment of the Restricted Amount upon the termination of the Plan. For this purpose, an arrangement shall provide such adequate security in compliance with Revenue Ruling 92-76, as it may be amended or superseded.”

IN WITNESS WHEREOF, SM Energy Company has caused this Amendment No. 1 to be executed this 22nd day of February, 2011.

SM ENERGY COMPANY

/s/ JOHN R. MONARK

Printed Name: John R. Monark
Title: Vice President, Human Resources